UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

     |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR

                      For Fiscal Year Ended: July 31, 2006

                      |_| Transition Report on Form 10-K
                      |_| Transition Report on Form 20-F
                      |_| Transition Report on Form 11-K
                      |_| Transition Report on Form 10-Q
                      |_| Transition Report on Form N-SAR

For the Transition Period Ended:________________________________________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

================================================================================
PART 1 - REGISTRANT INFORMATION
================================================================================

                      Full Name of Registrant: MEGOLA, INC.
                          -----------------------------
                           Former Name if Applicable:
                          -----------------------------
                      Address of Principal Executive Office

                            446 Lyndock St, Suite 102
                   ------------------------------------------
                                Street and Number

                        Corunna, Ontario, Canada, N0N 1G0
                      -------------------------------------
                            City, State and Zip Code

================================================================================
PART II - RULES 12B-25(b) AND (c)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)


|_| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by RULE 12b-25(c) has been attached if applicable.


================================================================================
PART III - NARRATIVE
================================================================================

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.
(Attach extra sheets if needed)

The Company and its auditors are in the process of finalizing the financial statement review and will not be completed in sufficient time to file the Annual Report on Form 10-K for the fiscal year ended July 31, 2006 by October 29, 2006.

================================================================================
PART IV - OTHER INFORMATION
================================================================================

(1) Name and telephone number of person to contact in regard to this notification


                Joel Gardner             (519)             481-0628
              ------------------      -----------     -------------------
                   (Name)             (Area Code)      (Telephone Number)


(2) Have all other periodic reports required under Section 12 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?

      If the answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      |_| Yes |X| No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

                                  MEGOLA, INC.
                        ---------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                              MEGOLA, INC.


                              Date: October 27, 2006


                                   By: /s/ Joel Gardner
                                   -----------------------------
                                   Joel Gardner, President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.